Exhibit 10.6
SEACOR MARINE HOLDINGS INC.

2017 EMPLOYEE STOCK PURCHASE PLAN
Article IPURPOSE AND DEFINITIONS
1.01    Purpose. The SEACOR Marine Holdings Inc. 2017 Employee Stock Purchase Plan, as amended from time to time (the “Plan”), provides a convenient method of acquiring shares of stock of SEACOR Marine Holdings Inc. (the “Company”), if you are eligible to participate. The Plan is intended to qualify as an employee stock purchase plan under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), but is not intended to be subject to section 401(a) of the Code or the Employee Retirement Income Security Act of 1974, as amended.
1.02    Definitions. A term defined in the Plan shall have the meaning ascribed to it wherever it is used herein unless the context indicates otherwise.
ARTICLE II    PARTICIPATION
2.01    Adoption by Subsidiaries. The Company’s Board of Directors may, from time to time, authorize the adoption of the Plan by one or more subsidiary or parent corporations of the Company (including entities that become parents or subsidiaries of the Company after the adoption of the Plan) (“Participating Subsidiaries”).
2.02    Eligibility to Participate. You are eligible to participate in an Offering (as defined below) under the Plan if, as of the first day of such Offering, you are regularly scheduled to work more than twenty hours per week (as determined by reference to the Company’s employment records) and more than five months per year for the Company or its Participating Subsidiaries, and you have completed at least six months of employment with the Company or its Participating Subsidiaries. Any such eligible person who chooses to participate in an Offering is referred to herein as a “Participant” and collectively as “Participants”.
2.03    Participation Agreement. Participation in the Plan is voluntary with respect to each Offering. To participate in an Offering, you must be eligible and must complete a written enrollment form provided by the Company (“Participation Agreement”) authorizing payroll deductions from your paycheck. Your Participation Agreement will remain in effect through each consecutive Offering unless you choose to revise or revoke it, or you become ineligible to participate in the Plan.
2.04    Termination of Your Participation. You may withdraw at any time from any Offering by written notice to the Committee (as defined below) in such form as it may require. Your participation will also end upon your ceasing to be employed by the Company and the Participating Subsidiaries, or when you become ineligible to participate (including by reason of the Company or any applicable Participating Subsidiary terminating its participation in the Plan).
2.05    Designation of Beneficiary. You shall, by written notice to the Committee, designate a person or persons to receive the value of your Account (as defined below) in the event of your death. You may, by written notice to the Committee during employment, alter or revoke such designation, subject always to any applicable law governing the designation of beneficiaries. Such written notice shall be in such form and shall be executed in such manner as the Committee may determine. If upon your death you have not designated a beneficiary under the Plan or such beneficiary does not survive you, the value of your Account shall be paid to your estate.
ARTICLE III    CONTRIBUTIONS
3.01    Payroll Deductions. You may accumulate savings to purchase Shares (as defined below) in an Offering by authorizing payroll deductions pursuant to a Participation Agreement, subject to such minimum and maximum limits (expressed in dollars or as a percentage of wages) as the Committee may impose, which limits shall apply to all options under such Offering. Such savings shall be credited to your Account with respect to the Offering to which they relate. Payroll deductions for an Offering shall commence with the first paycheck you receive during such Offering and shall end with the last paycheck you receive during such Offering. Paychecks will be treated as having been received when they are sent out or otherwise distributed.
3.02    Change in Rate of Contributions. You may reduce (but not increase) your rate of payroll deduction during an Offering by written notice to the Committee in such form and manner as it requires. Such reduction shall be effective as of the first pay period thereafter by which the Company is able to process the change.
3.03    Possession of Contributions. All payroll deductions made pursuant to the Plan shall be held for your benefit and on your behalf by the Company or any custodian selected by the Committee. Such payroll deductions shall constitute your property notwithstanding that they may be commingled with the general assets of the Company or such custodian.
ARTICLE IV    OPTIONS TO ACQUIRE SHARES
4.01    Maximum Number of Shares. The number of shares of common stock of the Company (“Shares”) available for issuance under the Plan shall be [_______] Shares with respect to the ten years following the adoption of the Plan. Any Shares that are not actually purchased under the Plan for any reason shall remain available for purchase hereunder.
4.02    Offerings. The Company will offer Shares for purchase under the Plan (“Offering”) for six-month periods beginning on September 1 and March 1 of each calendar year, commencing on [________]. The Company may make additional Offerings for different periods, provided that no Offering shall extend for more than 27 months. Subject to the provisions of Section 423 of the Code and the regulations promulgated thereunder, provisions applying to one option under an Offering shall apply to all other options under such Offering in the same manner.
4.03    Options. Each Offering shall constitute an option to purchase Shares (which may include fractional Shares) at a price per Share equal to 85% of the lesser of (i) the fair market value of one Share on the first day of such Offering or (ii) the fair market value of one Share on the last day of such Offering. The fair market value of a Share on any date shall be its closing price reported by the principal stock exchange on which Shares are traded for such date or for the next earliest date on which Shares were traded.
4.04    Individual Limit on Options. No right to purchase Shares under the Plan shall provide an employee the right to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries in any calendar year which in the aggregate exceeds $25,000 of the fair market value of such stock (determined under Section 423 of the Code at the time the right is granted).
4.05    Purchase of Shares. Subject to Section 10.04, unless you have withdrawn or become ineligible prior to the end of an Offering, your accumulated savings shall be automatically applied on the last day of the Offering to purchase Shares (which may include fractional Shares) to the extent feasible in accordance with the Offering. Such purchase shall be treated as the exercise of an option represented by the Offering. Any amount remaining in your Account after such purchase shall be disbursed, without interest, to you; provided, however, that you may carry forward amounts representing a fractional Share that were withheld but not applied toward the purchase of stock under an earlier Offering and apply such amounts toward the purchase of additional stock under a subsequent Offering. You are not entitled or permitted to make cash payments in lieu of payroll deductions to acquire Shares in an Offering. In no event shall any Shares be purchased pursuant to an Offering more than 27 months after the commencement of the Offering.
4.06    Source of Shares. Shares may be purchased directly from the Company or by the Broker (as defined below) pursuant to directions from the Committee. If the Broker acquires Shares pursuant to an open market transaction, such purchase shall be made at the market price prevailing on the applicable exchange.
4.07    Restriction on 5% Owners. No employee shall be permitted to purchase Shares under the Plan if, immediately after such purchase, such employee would possess stock having 5% or more of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, determined by applying the stock ownership rules of section 424(d) of the Code.
4.08    Prohibition against Assignment. Your right to purchase Shares under the Plan is exercisable only by you and may not be sold, pledged, assigned, surrendered or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, surrender or transfer such rights shall be void and shall automatically cause any purchase rights held by you to be terminated. In such event, the Committee may refund in cash, without interest, all contributions credited to your Account.
ARTICLE V    ACCOUNTS
5.01    Establishment of Accounts. The Committee shall cause to be maintained a separate account for each Participant (“Account”) to record the amount of payroll deductions with respect to each Offering, and the purchase price for and the number of Shares, credited to such Participant. No interest or other earnings shall be credited to any contributions under the Plan.
5.02    Custody of Shares. The Committee shall select a broker (“Broker”) which shall hold and act as custodian of Shares purchased pursuant to the Plan. Absent instructions to the contrary from a Participant, certificates for Shares purchased will not be issued by the Broker to a Participant.
5.03    Voting of Shares. You shall direct the Broker as to how to vote the full Shares credited to your Account.
ARTICLE VI    DISBURSEMENTS FROM ACCOUNT
6.01    Withdrawal of Contributions. Upon your withdrawal from any Offering, all or any designated portion of the contributions credited to your Account with respect to such Offering shall be disbursed, without interest, to you.
6.02    Withdrawal of Shares. You may at any time withdraw all or any number of Shares credited to your Account under the Plan by directing the Broker to cause your Shares to be (i) issued as certificates in your name, (ii) transferred to another brokerage account of yours or (iii) sold and the net proceeds (less applicable commissions and other charges) distributed in cash to you.
6.03    Distribution Upon Termination. Upon termination of your participation in the Plan as a whole prior to the expiration of all Offerings thereunder, all contributions and Shares credited to your Account shall be disbursed to and as directed by you in accordance with the Plan. All contributions credited to your Account that have not been applied to the purchase of Shares shall be returned to you without interest, unless such termination coincides with the expiration of an Offering and Shares are purchased accordingly. Shares credited to your Account shall, in accordance with instructions to the Broker from you and at your expense, be distributed in the same manner as permitted upon any withdrawal.
6.04    Failure to Provide Directions. If within ninety (90) days after you have withdrawn from the Plan you have not notified the Broker of your instructions as set forth herein, the Committee shall direct the Broker to issue Shares in your name and deliver the same to you at your last known address.
6.05    Sale of Shares. If you elect to receive the proceeds from the sale of your Shares, the amount payable shall be determined by the Broker based upon the proceeds of the sale of your Shares at the market price prevailing on the New York Stock Exchange, less any applicable commissions, fees and charges. The Broker, acting on your behalf, shall take such action as soon as practicable, but in no event later than five (5) business days after receipt of notification from you. The Company assumes no responsibility in connection with such transactions, and all commissions, fees or other charges arising in connection therewith shall be borne directly by you. The amount thus determined shall be paid in a lump sum to you.
ARTICLE VII    ADMINISTRATION AND EXPENSES
7.01    Administration by Committee. The Plan shall be administered by a Committee, which shall consist of such members as determined by the Board of Directors of the Company (the “Committee”). The Committee shall interpret and apply the provisions of the Plan in its good faith discretion, and the Committee’s decision is final and binding on all persons. The Committee may establish rules for the administration of the Plan; provided, however, that any such rules established shall be in compliance with Section 423 of the Code and the regulations promulgated thereunder, including, without limitation, the Equal Rights and Privileges provision of §1.423-2(f).
7.02    Expenses for Purchase of Shares. The Company shall pay brokerage commissions, fees and other charges, if any, incurred for purchases of Shares with payroll deductions made under the Plan.
7.03    Expenses to Sell or Transfer Shares. All brokerage commissions, fees or other charges in connection with any sale or other transfer of your Shares shall be paid by you. In addition, any charges by the Broker in connection with your request to have certificates representing Shares registered in your name shall be paid by you.
7.04    Post-Termination Expenses. Upon your termination of employment or your withdrawal from the Plan for any other reason, all commissions, fees and other charges thereafter relating to your Account will be your responsibility.
ARTICLE VIII    MERGERS AND OTHER SHARE ADJUSTMENTS
8.01    Mergers or Other Consolidations. In the event that the Company is a party to a merger or consolidation, outstanding options under the Plan shall be subject to the agreement of merger or consolidation. Such agreement, without the consent of any Participant, may provide for:

(a)	the continuation of such outstanding options by the Company (if the Company is the surviving corporation);

(b)	the assumption of the Plan and such outstanding options by the surviving corporation or its parent;

(c)
the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding options, including the substitution of shares of common stock of the surviving corporation with such appropriate adjustments so as not to enlarge or diminish the rights of Participants; or

(d)	the cancellation of such outstanding Options without payment of any consideration other than the return of contributions credited to Participants’ Accounts, without interest.
8.02    Adjustments to Shares or Options. In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the fair market value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board of Directors of the Company shall make appropriate adjustments so as not to enlarge or diminish the rights of Participants, in one or more of (i) the number of Shares available for purchase under the Plan, (ii) the number of Shares subject to purchase under outstanding options or (iii) the purchase price per Share under each outstanding option.
Notwithstanding any other provision of the Plan, if the Shares cease to be listed or traded, as applicable, on a national stock exchange or over-the-counter market (a “Triggering Event”), then, in the discretion of the Committee, (i) the balance in the Participant’s Account not theretofore invested may be refunded to the Participant, and such Participant shall have no further rights or benefits under the Plan, (ii) an amount equal to the product of the fair market value of a Share on the date of the Triggering Event multiplied by the number of Shares such Participant would have been able to purchase with the balance of his or her Account on such Triggering Event if such Triggering Event were the last day of the Offering Period may be paid to the Participant, and such Participant shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.
ARTICLE IX    AMENDMENT AND TERMINATION
9.01    Board of Directors May Amend or Terminate. Subject to Section 423 of the Code and the regulations promulgated thereunder, the Board of Directors of the Company may at any time terminate or amend the Plan in any respect, including, but not limited to, terminating the Plan prior to the end of an Offering Period or reducing the term of an Offering Period; provided, however, that the number of Shares subject to purchase under the Plan shall not be increased without approval of the Company’s shareholders.
9.02    Termination. The Plan and all rights of Participants to purchase any Shares hereunder shall terminate at the earlier of the conclusion of the last Offering Period authorized herein, or as otherwise determined by and at the discretion of the Company.
9.03    Issuance of Shares and Cash Refund upon Termination of Plan or End of Offering Period. Upon termination of the Plan at the end of an Offering Period, Shares shall be issued to Participants, and cash, if any, remaining in the Accounts of the Participants, shall be refunded to them, as if the Plan were terminated at the end of an Offering Period. Upon termination of the Plan prior to the end of an Offering Period, all amounts in your Account not previously applied to the purchase of Shares shall be distributed to you.

9.04	Approval by Broker. No amendments to the Plan which affects the responsibilities or duties of the Broker shall be effective without the agreement and approval of the Broker.
ARTICLE X    MISCELLANEOUS

10.01	Joint Ownership. Shares shall be registered in the name of the Participant, only.

10.02
No Employment Rights. The Plan shall not be deemed to constitute a contract of employment between the Company or any Participating Subsidiary and you, nor shall it interfere with the right of the Company or any Participating Subsidiary to terminate you and treat you without regard to the effect which such treatment might have upon you under the Plan.

10.03
Tax Withholding. The Company shall withhold from amounts to be paid to you as wages, any applicable Federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

10.04
Compliance with Laws. The Company, in its discretion, may extend the period during which Participants in any Offering may withdraw from participation in such Offering, postpone the date of the purchase and sale of Shares pursuant to any Offering or direct the Broker to delay the issuance of any certificate representing Shares in the name of any person or the delivery of Shares to any person if the Company determines that the taking of such action is necessary or desirable to comply with any applicable federal or state laws or the listing or other requirements of any national securities exchange or to obtain the consent or approval of any governmental regulatory body or self-regulatory organization as a condition of, or in connection with, the sale or purchase of Shares under the Plan, until such registration, qualification, listing, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

10.05	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of New York and without regard to the conflict of laws principles of such state.

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